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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Registration Statement (Amendment No. 1 to Registration Statement No. 333-129628) and related Prospectus of Toreador Resources Corporation for the registration of $86,250,000 5% Convertible Senior Notes due 2025 and 3,518,813 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2005, with respect to the consolidated financial statements of Toreador Resources Corporation as of December 31, 2004 and 2003 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004.


/s/ HEIN & ASSOCIATES LLP
-------------------------
HEIN & ASSOCIATES LLP
Dallas, Texas


November 22, 2005